Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Santa Clara, Calif.—January 29, 2013—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fourth quarter and year ended December 31, 2012.

“2012 was a challenging year for our equipment business primarily due to the weakened macro—economic environment and the industry transition underway from PC-based storage to centralized or ‘Cloud’ based storage,” commented Norman Pond, chairman of the board and chief executive officer of Intevac. “In the hard drive market, we expect these factors to continue to impact demand for new capacity systems through this year. In the longer term however, media unit growth is expected to resume because the rate of data growth is expected to exceed the slowing rate of areal density improvement.

“We are pleased to report a return to growth in our Photonics business, with revenues up 10% for the year. This business has now turned the corner to operating profitability, with profits achieved in both the third and fourth quarters of 2012. Our Photonics business is well-positioned for continued growth, as we entered 2013 with a record level of backlog. Finally, we expect to see growth in our new equipment products in 2013 as we leverage the success of our first ENERGi™ tool qualification to penetrate additional customers in the solar market.”

($ Millions, except per share amounts)	Q4 2012		FY 2012
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$17.5	$17.5	$83.4	$83.4
Operating Loss	$(23.9)	$(5.5)	$(42.5)	$(23.3)
Net Loss	$(42.7)	$(3.6)	$(55.3)	$(15.9)
Net Loss per Share	$(1.82)	$(0.15)	$(2.37)	$(0.68)

Fourth Quarter 2012 Summary

The net loss was $42.7 million, or $1.82 per share, and included a $23.4 million valuation allowance established on certain federal deferred tax assets and $18.4 million in goodwill and intangibles impairment charges, both referenced in the company’s 8-Ks filed with the SEC on December 21, 2012 and January 24, 2013. The non-GAAP net loss was $3.6 million or $0.15 per share. This compares to a net loss of $6.2 million, or $0.27 per share, on both a GAAP and non-GAAP basis for the fourth quarter of 2011.

Revenues were $17.5 million, including $9.4 million of Equipment revenues and Intevac Photonics revenues of $8.1 million. Intevac Photonics revenues included $4.9 million of research and development contracts. In the fourth quarter of 2011, revenues were $18.6 million, including $12.5 million of Equipment revenues and Intevac Photonics revenues of $6.1 million, which included $1.8 million of research and development contracts.

Equipment gross margin was 46.0% compared to 36.4% in the fourth quarter of 2011, and increased primarily due to a higher mix of upgrades. Intevac Photonics gross margin of 37.4%

improved compared to 30.0% in the fourth quarter of 2011. The increase was primarily a result of higher volumes, improved yields, and lower warranty costs for our night vision products. Consolidated gross margin was 42.0%, compared to 34.3% in the fourth quarter of 2011. Research and development and selling, general and administrative expenses totaled $12.8 million, compared to $14.9 million in the fourth quarter of 2011. Total operating expenses of $31.2 million included $18.4 million in non-cash goodwill and intangibles impairment charges primarily due to the decline in our market capitalization.

Order backlog totaled $35.2 million on December 31, 2012, compared to $40.0 million on September 29, 2012 and $32.9 million on December 31, 2011. Backlog as of December 31, 2012 and September 29, 2012 did not include any 200 Lean systems or Solar systems compared to one Solar system as of December 31, 2011.

Our balance sheet remains strong, with $92.2 million of cash and investments and $136.8 million in tangible book value.

Fiscal Year 2012 Summary

The net loss was $55.3 million, or $2.37 per share, and included a $23.4 million valuation allowance established on certain federal deferred tax assets and $18.4 million in goodwill and intangibles impairment charges, both referenced in the company’s 8-Ks filed with the SEC on December 21, 2012 and January 24, 2013. The non-GAAP net loss was $15.9 million or $0.68 per share, and also excluded a $3.0 million bad debt expense and a $2.2 million gain on the sale of our mainframe technology. This compares to a net loss of $22.0 million, or $0.96 per share, on both a GAAP and non-GAAP basis for fiscal 2011.

Revenues were $83.4 million, including $52.5 million of Equipment revenues and Intevac Photonics revenues of $30.9 million, compared to revenues of $83.0 million, including $54.9 million of Equipment revenues and Intevac Photonics revenues of $28.1 million, for 2011.

Equipment gross margin was 44.9%, compared to 40.7% in 2011, primarily as a result of a higher mix of upgrade revenue. Intevac Photonics gross margin of 34.2% improved compared to 28.9% in 2011, reflecting improved yields and lower warranty costs related to our night vision products. Consolidated gross margin was 40.9%, compared to 36.7% in 2011. Research and development and selling, general and administrative expenses totaled $57.5 million, compared to $61.1 million in 2011, and declined primarily due to reduced investment in new equipment products. Total operating expenses were $78.9 million, compared to $61.2 million in 2011, and increased primarily as a result of $18.4 million in non-cash goodwill and intangibles impairment charges and a $3.0 million bad debt charge.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: deferred tax asset valuation allowance; certain bad debt charges; impairments of goodwill and intangible assets; and a gain or loss on sales of technology assets. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EST. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 87592554.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our LEAN SOLAR™ systems increase the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems as well as materials identification instruments utilizing Raman technology. Our products primarily address the defense markets in addition to the industrial, medical and scientific industries.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark and ENERGi™ and LEAN SOLAR™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected demand for hard drives, the continued profitability of Photonics, and the expansion of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a further slowdown in demand for hard drives and the failure to introduce new products for the solar market, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except percentages and per share amounts)

	Three months ended		Year ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net revenues
Equipment	$9,358	$12,499	$52,538	$54,878
Intevac Photonics	8,125	6,146	30,886	28,096

Total net revenues	17,483	18,645	83,424	82,974
Gross profit	7,348	6,395	34,158	30,431
Gross margin
Equipment	46.0%	36.4%	44.9%	40.7%
Intevac Photonics	37.4%	30.0%	34.2%	28.9%

Consolidated	42.0%	34.3%	40.9%	36.7%
Operating expenses
Research and development	6,949	8,374	31,762	34,287
Selling, general and administrative	5,870	6,506	25,700	26,844
Impairment of goodwill and intangible assets	18,419	—	18,419	—
Bad debt expense	—	5	3,017	41

Total operating expenses	31,238	14,885	78,898	61,172
Gain on sale of mainframe technology	—	—	2,207	—

Total operating loss	(23,890)	(8,490)	(42,533)	(30,741)
Operating loss
Equipment	(4,442)	(5,899)	(19,934)	(20,321)
Intevac Photonics	733	(1,117)	(206)	(4,141)
Corporate[1],2	(20,181)	(1,474)	(22,393)	(6,279)

Total operating loss	(23,890)	(8,490)	(42,533)	(30,741)
Interest and other income	43	198	454	635

Loss before income taxes	(23,847)	(8,292)	(42,079)	(30,106)
Provision (benefit) for income taxes	18,811	(2,083)	13,240	(8,131)

Net loss	$(42,658)	$(6,209)	$(55,319)	$(21,975)

Loss per share
Basic and Diluted	$(1.82)	$(0.27)	$(2.37)	$(0.96)
Weighted average common shares outstanding
Basic and Diluted	23,465	23,084	23,336	22,903

[1]	The year ended December 31, 2012 includes the gain on sale of the mainframe technology of $2.2 million.
[2]	The three months and year ended December 31, 2012 include the goodwill and intangibles impairment charges of $18.4 million.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2012	December 31, 2011
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$64,852	$82,145
Accounts receivable, net	19,822	18,561
Inventories	26,193	18,070
Deferred income tax assets	—	2,202
Prepaid expenses and other current assets	2,120	7,114

Total current assets	112,987	128,092
Long-term investments	27,317	32,677
Property, plant and equipment, net	13,426	14,449
Deferred income tax assets	12,176	21,717
Goodwill	—	18,389
Other intangible assets, net	5,868	6,441
Other long-term assets	729	4,056

Total assets	$172,503	$225,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,479	$4,857
Accrued payroll and related liabilities	4,194	4,205
Deferred income tax liabilities	1,281	—
Other accrued liabilities	8,489	9,887
Customer advances	2,193	5,040

Total current liabilities	20,636	23,989
Other long-term liabilities	9,232	9,922
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	151,996	146,307
Accumulated other comprehensive income	769	414
Retained earnings (accumulated deficit)	(10,153)	45,166

Total stockholders’ equity	142,635	191,910

Total liabilities and stockholders’ equity	$172,503	$225,821

Note: Amounts as of December 31, 2011 are derived from the December 31, 2011 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Year ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Non-GAAP Loss from Operations
Reported operating loss (GAAP basis)	$(23,890)	$(8,490)	$(42,533)	$(30,741)
Impairment of goodwill and intangible assets	18,419	—	18,419	—
Write-off of promissory note receivable[1]	—	—	3,017	—
Gain on sale of mainframe technology[2]	—	—	(2,207)	—

Non-GAAP Operating Loss	$(5,471)	$(8,490)	$(23,304)	$(30,741)

Non-GAAP Net Loss
Reported net loss (GAAP basis)	$(42,658)	$(6,209)	$(55,319)	$(21,975)
Impairment of goodwill and intangible assets	18,419	—	18,419	—
Write-off of promissory note receivable	—	—	3,017	—
Gain on sale of mainframe technology	—	—	(2,207)	—
Valuation allowance on deferred tax assets[3]	23,437	—	23,437	—
Income tax effect of non-GAAP adjustments[4]	(2,777)	—	(3,279)	—

Non-GAAP Net Loss	$(3,579)	$(6,209)	$(15,932)	$(21,975)

Non-GAAP Loss Per Diluted Share
Reported loss per diluted share (GAAP basis)	$(1.82)	$(0.27)	$(2.37)	$(0.96)
Impairment of goodwill and intangible assets	0.67	—	0.67	—
Write-off of promissory note receivable	—	—	0.08	—
Gain on sale of mainframe technology	—	—	(0.07)	—
Valuation allowance on deferred tax assets	1.00	—	1.00	—

Non-GAAP Loss Per Diluted Share	$(0.15)	$(0.27)	$(0.68)	$(0.96)

Weighted average number of diluted shares	23,465	23,084	23,336	22,903

[1]	The year ended December 31, 2012 includes a write-off of a promissory note from a customer in the amount of $3.0 million due to the insolvency of the customer.
[2]

The year ended December 31, 2012 includes the gain on sale of the mainframe technology of $2.2 million. On January 6, 2012, the Company sold certain assets including intellectual property and residual assets which comprised its semiconductor mainframe technology for proceeds of $3.0 million.

[3]

In accordance with ASC Topic 740, Income Taxes, the Company determined based upon an evaluation of all available objectively verifiable evidence, including but not limited to the Company’s U.S. operations falling into a cumulative three year loss, that a non-cash valuation allowance should be established against its U.S. deferred tax assets which are comprised of accumulated and unused U.S. tax credits, and net operating losses and other temporary book-tax differences. The establishment of a non-cash valuation allowance on the Company’s U.S. deferred tax assets does not have any impact on its cash, nor does such an allowance preclude the Company from utilizing its tax losses, tax credits or other deferred tax assets in future periods.

[4]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.